Exhibit 99.1
ISBA Announces First Quarter 2016 Earnings
Mt. Pleasant, Michigan, April 28, 2016 - Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation (OTCQX:ISBA), announced the Corporation's first quarter 2016 earnings results.
The Corporation's first quarter 2016 net income was $3.02 million, with earnings per common share of $0.39. As of March 31, 2016, total assets increased to $1.68 billion and assets under management grew to $2.37 billion - which includes loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $690.84 million. During the quarter, the Corporation paid a $0.24 per common share cash dividend which represented a 4.35% increase over the per common share cash dividend for the first quarter of 2015. Based on the Corporation's average stock price of $27.75 for the month of March 2016, the annualized cash dividend yield was 3.46%.
During the first three months of 2016, interest income increased by $328,000 in comparison to the same period in 2015. Net income for the same period of 2016 declined in comparison to 2015 as a result of growth in the loan portfolio which contributed to an increase in the provision for loan losses. For the three month period ended March 31, 2016, the provision for loan losses was $156,000. Net loans charged-off during the first three months of 2016 were $56,000 as compared to net loan recoveries of $226,000 in the first three months of 2015. During the first quarter of 2015, the Corporation began to see a significant improvement in loan credit quality indicators through low levels of loans classified as less than satisfactory in addition to those considered to be nonperforming. This improvement along with net recoveries and a reduction in gross loans, resulted in a reversal of provision for loan losses of $726,000 for the three month period ended March 31, 2015.
The Corporation's total loan portfolio at March 31, 2016 increased by $19.80 million from December 31, 2015 which was largely driven by growth in the commercial loan portfolio. Growth in the residential mortgage and consumer loan portfolios continues to be challenging. However, the Corporation is implementing new strategies and improving the overall process related to residential mortgage loans which is expected to lead to increased volume. In the second quarter of 2016, the Corporation will be streamlining delivery channels for direct and indirect loans in order to attract new customers and generate growth in the consumer loan portfolio.
The Corporation's net yield on interest earning assets remained historically low at 2.98% for the three month period ended March 31, 2016. With no anticipated increases in short term interest rates by the Federal Reserve Bank, no significant improvements in the net yield on interest earning assets are expected in the short term. Growth in net interest income will increase only through continued growth in loans, investments, and other income earning assets. The Corporation is committed to increasing earnings and dedicated to providing long term sustainable growth to enable us to increase shareholder value.
The Corporation's dedication to its customers and their communities was recently recognized by the Michigan Bankers Association. Isabella Bank, the Corporation's banking subsidiary, was awarded the Michigan Bankers Association Financial Literacy Award for the fifth consecutive year.
For further information regarding Isabella Bank Corporation, please visit the website at www.isabellabank.com and click on the Investors Tab.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.